                                                                 RULE 424(b)(5)
                                                              Reg. No. 33-62496

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 20, 1993

                                  $300,000,000
                          BRISTOL-MYERS SQUIBB COMPANY
                      6.875% DEBENTURES DUE AUGUST 1, 2097

                                  ------------

     Interest on the Debentures is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Debentures are redeemable in whole or in part at any time at the option of the Company at the redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. The Debentures are not subject to any sinking fund. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right to shorten the maturity of the Debentures to the extent required so that the interest paid on the Debentures will be deductible by the Company for United States federal income tax purposes.

     The Debentures will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will be issued only in denominations of $1,000 and integral multiples thereof. See 'Description of Debentures'.

                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------


                                                           INITIAL PUBLIC       UNDERWRITING      PROCEEDS TO
                                                          OFFERING PRICE(1)     DISCOUNT(2)      COMPANY(1)(3)
                                                          -----------------     ------------     -------------

Per Debenture.........................................          99.564%             1.00%            98.564%
Total.................................................       $298,692,000        $3,000,000       $295,692,000

------------
(1) Plus accrued interest, if any, from August 1, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $250,000 payable by the Company.
                                  ------------
     The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about August 12, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                              LEHMAN BROTHERS
                                                      MORGAN STANLEY DEAN WITTER
                             ---------------------
           The date of this Prospectus Supplement is August 7, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                            ------------------------

                           DESCRIPTION OF DEBENTURES

     The Debentures are a series of Debt Securities described in the accompanying Prospectus and will be limited to $300,000,000 aggregate principal amount. The Debentures will mature on August 1, 2097. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Debentures and of the Indenture dated as of June 1, 1993 (the 'Indenture'), between Bristol-Myers Squibb Company (the 'Company') and The Chase Manhattan Bank (National Association), as trustee (the 'Trustee'), under which the Debentures are issued.

INTEREST

     Interest on the Debentures at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from August 1, 1997, and is payable on February 1 and August 1 of each year, commencing February 1, 1998, to the persons in whose names the Debentures are registered at the close of business on the next preceding January 15 and July 15.

SINKING FUND

     The Debentures will not be entitled to the benefit of a sinking fund.

CONDITIONAL RIGHT TO SHORTEN MATURITY

     The Company intends to deduct interest paid on the Debentures for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date. As a result, there can be no assurance that a Tax Event (as defined below) will not occur.

     Upon the occurrence of a Tax Event (as defined below), the Company, without the consent of the holders of the Debentures, will have the right, but not the obligation, to shorten the maturity of the Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after the shortening of the maturity, interest paid on the Debentures will be deductible by the Company for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened.

     In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

     The Company believes that the Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to holders for such purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Debentures will be a taxable event to holders for United States federal income tax purposes if the Debentures are treated as equity for United State federal income tax purposes before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes. Prospective investors should also be aware that if the Debentures are characterized as equity, amounts paid with respect to the Debentures prior to shortening the maturity of the Debentures to a holder who is not (i) a U.S. citizen or resident, (ii) a corporation organized under the laws of the United States or (iii) otherwise subject to United States federal income tax on a net income basis in respect of the Debentures (a 'Non-U.S. Holder'), would be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the payment is effectively connected with the conduct of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States in which case amounts paid with respect to the Debentures will generally be subject to United States federal income tax at ordinary federal income tax rates.

     'Tax Event' means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an 'Administrative or Judicial Action'), or (c) any amendment to, clarification of or change in any official position with respect to, or any interpretation of, any Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after August 12, 1997, there is more than insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION

     The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus in each case, accrued interest thereon to the date of redemption.

     'Treasury Rate' means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     'Comparable Treasury Issue' means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. 'Quotation Agent' means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     'Comparable Treasury Price' means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated 'Composite 3:30 p.m. Quotations for U.S. Government Securities' or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations. 'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     'Reference Treasury Dealer' means (i) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a 'Primary Treasury Dealer'), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     The Debentures initially will be represented by one or more global securities (the 'Global Securities') deposited with The Depository Trust Company ('DTC') and registered in the name of a nominee of DTC. Except as set forth below, the Debentures will be available for purchase in denominations of $1,000, and integral multiples thereof, in book-entry form only.

     Unless and until certificated Debentures are issued under the limited circumstances described below, no beneficial owner of a Debenture shall be entitled to receive a definitive certificate representing a Debenture. So long as DTC or any successor depository (the 'Depository') or its nominee is the registered owner of all the Global Securities, the Depository or such nominee, as the case may be, will be considered to be the sole owner or holder of the Debentures for all purposes of the Indenture. Unless and until exchanged in whole or in part for the Debentures represented thereby, the Global Securities may not be transferred except in their entirety by the Depository to a nominee of the Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor depository or any nominee of such successor.

     So long as the Debentures are represented by Global Securities, payments of interest and principal will be made to the Depository or its nominee, as the registered owner of the Global Securities. Payments to beneficial owners of the Debentures are expected to be made through the Depository or its nominee, as described in the Prospectus under 'Description of Debt Securities -- Global Securities'. None of the Company, the Trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for the Debentures or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     If the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debentures in definitive form in exchange for the Global Securities representing the Debentures. In addition, the Company may at any time and in its sole discretion determine not to have the Debentures represented by Global Securities, and, in such event, will issue individual Debentures in definitive form in exchange for the Global Securities. In either instance, the Company will issue Debentures in definitive form, equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as the Depository shall request. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of the New York banking law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks (including the Trustee), trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

GENERAL

     Other than certain restrictions on Liens and Sale and Leaseback Transactions described in the accompanying Prospectus, the Indenture and the Debentures do not contain any 'event risk' covenants designed to afford holders of the Debentures protection in the event of a recapitalization, merger or other transaction (leveraged or otherwise) involving the Company, its management or its affiliates.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each such Underwriter has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                                                                      PRINCIPAL
                                                                                                        AMOUNT
                                                                                                          OF
                      UNDERWRITER                                                                     DEBENTURES
                      -----------                                                                    ------------
Goldman, Sachs & Co...............................................................................   $100,000,000
Lehman Brothers Inc...............................................................................    100,000,000
Morgan Stanley & Co. Incorporated.................................................................    100,000,000
                                                                                                     ------------
       Total......................................................................................   $300,000,000
                                                                                                     ------------
                                                                                                     ------------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

     The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .500% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed
 .250% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In connection with the offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures; and short positions created by the Underwriters involve the sale by the Underwriters of a greater principal amount of Debentures than they are required to purchase from the Company in the offering. The Underwriters may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debentures sold in the offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market of the Debentures.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

                          BRISTOL-MYERS SQUIBB COMPANY
                                DEBT SECURITIES

     Bristol-Myers Squibb Company (the 'Company') may offer from time to time, in one or more series, its debt securities (the 'Debt Securities') at an aggregate initial offering price not to exceed $1,000,000,000, or the equivalent thereof if any Debt Securities are denominated in one or more foreign currencies or units based on or related to currencies. The Debt Securities may be sold for U.S. dollars or one or more foreign currencies or units based on or related to currencies, and the principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars or one or more foreign currencies or units based on or related to currencies.

     The Debt Securities will be offered to the public on terms determined by the Company in light of market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities, at par or at a premium or with original issue discount, and may include medium-term notes. The specific designation, aggregate principal amount, currency (or units based on or related to currencies), authorized denominations, purchase price or prices, maturity or maturities, rate or rates and time of payment of any interest, any terms for optional or mandatory redemption or repayment or any sinking fund provisions, any other specific terms and any listing on a securities exchange of Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying prospectus supplement (the 'Prospectus Supplement'), together with the terms of offering of such Debt Securities.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ('Global Securities'), unless otherwise set forth in the Prospectus Supplement.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            --------------------------

     The Debt Securities may be offered directly, through agents designated from time to time, to or through underwriters or dealers or through a combination of such methods. See 'Plan of Distribution'. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 20, 1993.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE DEBT SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE OF OR OFFER TO SELL THE DEBT SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT OR THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE RESPECTIVE DATES OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which certain of the Company's securities are listed.

     This Prospectus forms a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the 'Registration Statement') which the Company has filed under the Securities Act of 1933 (the 'Securities Act') with respect to the Debt Securities. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1993, which have been filed with the Commission pursuant to the Exchange Act (File No. 1-1136).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Secretary (telephone number: (212) 546-4000).

                          BRISTOL-MYERS SQUIBB COMPANY

     The Company is a worldwide organization engaged primarily in the manufacture and sale of a broad range of pharmaceutical products, medical devices, nonprescription health products and toiletries and beauty aids. The Company's principal business segments are: Pharmaceutical Products, consisting of prescription medicines, primarily cardiovascular drug products and anti-infective, anti-cancer and central nervous system drugs, diagnostic agents and other pharmaceutical products; Medical Devices, consisting of orthopaedic implants, ostomy and wound care products, surgical instruments and other medical devices; Nonprescription Health Products, consisting of infant formulas and other nutritional products, analgesics, cough/cold remedies and skin care products; and Toiletries and Beauty Aids, consisting of haircoloring and hair care preparations, deodorants, anti-perspirants and beauty appliances.

     All references herein to the Company include Bristol-Myers Squibb Company and its subsidiaries, unless the context otherwise requires.

     The principal executive offices of the Company are located at 345 Park Avenue, New York, New York 10154. Its telephone number is (212) 546-4000.

     Recent Developments. In April of 1993, the Board of Directors of the Company authorized the purchase by the Company, from time to time, of up to 25 million shares of the Company's common stock (in addition to 25 million shares which the Board of Directors of the Company had, in 1987, authorized the Company to purchase, of which approximately 21.7 million shares had been purchased as of May 6, 1993) to cover commitments under outstanding and future stock options, preferred stock conversions and warrant exercises and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for each of the periods indicated:


        THREE MONTHS                 YEAR ENDED DECEMBER 31,
           ENDED          ---------------------------------------------
       MARCH 31, 1993     1992      1991      1990      1989      1988
       --------------     -----     -----     -----     -----     -----

            27.69         19.11*    25.32     22.78     10.72**   16.36

------------

* Earnings in 1992 reflect an $890 million charge before taxes for restructuring. Excluding this charge, the ratio of earnings to fixed charges for 1992 would have been 27.28.

** Earnings in 1989 reflect an $855 million charge before taxes for integrating businesses and other expenses related to the merger of Bristol-Myers Company and Squibb Corporation. Excluding this charge, the ratio of earnings to fixed charges for 1989 would have been 17.84.

                            ------------------------
     For purposes of computing the ratio of earnings to fixed charges, 'earnings' consist of income from continuing operations before provision for income taxes and fixed charges (excluding capitalized interest), and 'fixed charges' consist of interest and debt expense, capitalized interest and one-third of rental expense (which the Company believes is a reasonable approximation of the interest factor of such rental expense).

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the Company intends to use the net proceeds to be received from the sale of the Debt Securities offered hereby for general corporate purposes, which may include, without limitation, working capital, capital expenditures, stock purchase programs, repayment and refinancing of borrowings, and acquisitions. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured obligations of the Company issued in one or more series under an indenture (the 'Indenture') between the Company and The Chase Manhattan Bank (National Association), as trustee (the 'Trustee'), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Wherever particular provisions of the Indenture or terms defined therein are referred to herein or in the Prospectus Supplement, such provisions or terms are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. Section references are references to sections of the Indenture. Capitalized terms not otherwise defined herein have the meanings given to them in the Indenture.

GENERAL

     The Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The Indenture does not limit the amount of debt which may be issued by the Company under the Indenture or otherwise. The Debt Securities may be issued in one or more series with the same or various maturities, at par or a premium or with original issue discount.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered pursuant to this Prospectus and the Prospectus
Supplement: (i) the designation of and any limit upon the aggregate principal amount of such Debt Securities; (ii) the price or prices at which such Debt Securities will be offered (expressed as a percentage of the principal amount thereof); (iii) the date or dates on which such Debt Securities will mature;
(iv) the currency or currencies of denomination of such Debt Securities, which may be U.S. dollars or any foreign currency or units based on or related to currencies; (v) the designation of the currency or currencies, or units based on or related to currencies, in which payment of the principal of and any premium and any interest on such Debt Securities will be made, and whether, in the event such Debt Securities are not denominated in U.S. dollars but the payment of principal thereof and any premium and interest thereon is payable in U.S. dollars, payment of the principal of and any premium or any interest on such Debt Securities, at the election of a holder thereof, may instead be payable in the currency, or units based on or related to currencies, in which such Debt Securities are denominated; (vi) the rate or rates (which may be fixed or floating) per annum, if any, at which such Debt Securities will bear interest or the method of determining such rate or rates; (vii) the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (viii) any index or other method used to determine the amounts of payments of principal of and any premium on such Debt Securities;
(ix) any optional or mandatory redemption or repayment terms; (x) the denominations in which such Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depository with respect to such Global Securities; (xii) in the case of Debt Securities issued with original issue discount, the principal amount thereof payable upon acceleration of the maturity thereof; and (xiii) any other specific terms associated with such Debt Securities.

     Unless otherwise set forth in the Prospectus Supplement, the principal of and any premium and any interest on the Debt Securities is payable to registered holders of Debt Securities at the principal office of the Trustee in New York, New York, or at any paying agency maintained at the time by the Company for such purpose. At the option of the Company, payment of interest to registered holders of Debt Securities may be made by check mailed to the address of the person entitled thereto as it appears on the register for Debt Securities.

     The Debt Securities shall be issued in fully registered form unless the Prospectus Supplement provides otherwise. (Section 301) Subject to the limitations provided in the Indenture, Debt Securities may be presented for registration of transfer or exchange at such office of the Trustee or at such other location or locations as may be established pursuant to the Indenture without any service charge, although the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of any depository arrangement with respect to Debt Securities issued in the form of one or more Global Securities will be described in the Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the following provisions will apply to all depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depository ('Participants'). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Owners of beneficial interests in a Global Security that are not Participants or persons that may hold through Participants but desire to sell or otherwise transfer ownership of such beneficial interests by book-entry on the records of the Depository may do so only through Participants and persons that may hold through Participants. Because the Depository can only act on behalf of Participants and persons that may hold through Participants, the ability of an owner of a beneficial interest in a Global Security to pledge such beneficial interests to persons or entities that do not participate in the book-entry and transfer system of the Depository, or otherwise take actions in respect of such beneficial interests, may be limited. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations on the ownership of beneficial interests in a Global Security and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the

Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such Participants and not of the Company or the Depository. Owners of beneficial interests in Global Securities may experience some delay in the receipt of interest and principal payments since the Depository for such Global Securities will forward payments to its Participants, which in turn will forward them to persons that hold beneficial interests in such Global Securities through such Participants.

     If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In either instance, the Company will issue Debt Securities in definitive form, equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as the Depository for such Global Securities shall request. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

COVENANTS

     The covenants summarized below will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

LIMITATION ON LIENS

     Unless otherwise provided in the Prospectus Supplement, the Company has covenanted not to create, assume or suffer to exist any Lien on any Restricted Property to secure any Debt of the Company, any Subsidiary or any other person, or permit any Subsidiary so to do, without securing the Debt Securities of any series having the benefit of this covenant by such Lien equally and ratably with (or prior to) such Debt for so long as such Debt shall be so secured, subject to certain exceptions specified in the Indenture. Exceptions include: (a) with respect to any series of Debt Securities, Liens existing on the date of issuance of such series; (b) Liens on Restricted Property of corporations at the time they become Subsidiaries; (c) Liens existing on Restricted Property when acquired by the Company or any Subsidiary; (d) Liens to secure Debt incurred to finance the purchase price, construction, alteration, repair or improvement of Restricted Property; (e) Liens securing Debt of a Subsidiary owing to the Company or another Subsidiary; (f) Liens securing industrial development, pollution control, or similar revenue bonds; and (g) Liens otherwise prohibited by such covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the Value of certain existing Sale and Leaseback Transactions, does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Unless otherwise provided in the Prospectus Supplement, the Company has also covenanted not to, and not to permit any Subsidiary owning Restricted Property to, enter into any Sale and Leaseback Transaction covering any Restricted Property unless (a) the Company would be entitled under the provisions described under 'Limitation on Liens' above to incur Debt in a principal amount equal to the Value of such Sale and Leaseback Transaction, secured by Liens on the facilities to be leased, without equally and ratably securing the Debt Securities, or (b) the Company, during the six months following the effective date of such Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of Debt Securities or Funded Debt, whether by redemption, defeasance, repurchase or otherwise, and after crediting to the amount applied pursuant to this provision the principal amount of any Debt Securities or Funded Debt delivered to the Trustee for retirement and cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction. (Section
1007)

GENERAL

     Because the covenants described above cover only manufacturing facilities in the continental United States, the Company's facilities in Puerto Rico, Latin America, Canada, Asia and Europe (accounting for approximately 34% of the net book value of the Company's facilities worldwide) are excluded from the operation of these covenants.

     None of the properties of the Company that would qualify as Restricted Property is subject to any Liens prohibited by the covenants described above or to any Sale and Leaseback Transactions prohibited by such covenants. The Company does not keep records identifying which of its properties, if any, would qualify as Restricted Property. The Company will amend this Prospectus to disclose or disclose in the Prospectus Supplement the existence of any Lien on or any Sale and Leaseback Transaction covering any Restricted Property which would require the Company to secure the Debt Securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in such covenants.

     Other than the restrictions on Liens and Sale and Leaseback Transactions described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

CERTAIN DEFINITIONS

     Certain terms defined in Section 101 of the Indenture are summarized below.

     'Consolidated Net Tangible Assets' means, with respect to the Company, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined on a consolidated basis in accordance with generally accepted accounting principles.

     'Debt' means (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

     'Funded Debt' means Debt of the Company or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and Debt classified as long-term debt under generally accepted accounting principles and, in the case of Funded Debt of the Company, ranking at least pari passu with the Debt Securities.

     'Lien' means any mortgage, pledge, lien, encumbrance, charge or security interest.

     'Restricted Property' means (a) any manufacturing facility, or portion thereof, owned or leased by the Company or any Subsidiary and located within the continental United States of America which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets, and (b) any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility. As used in this definition, 'manufacturing facility' means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

     'Sale and Leaseback Transaction' means any arrangement with any person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (b) leases between the Company and a Subsidiary or between Subsidiaries, (c) leases of Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property, and (d) arrangements pursuant to any provision of law with an effect similar to that under former
Section 168(f)(8) of the Internal Revenue Code of 1954.

     'Subsidiary' means a corporation the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more Subsidiaries.

     'Value' means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the Debt Securities of all series (including the effective interest rate on any Original Issue Discount Debt Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as being any one of the following events and such other events as may be established for the Debt Securities of such series: (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series when due; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the Indenture; and (e) certain events of bankruptcy, insolvency and reorganization of the Company. Any additional Events of Default and any changes to the foregoing Events of Default applicable to a particular series of Debt Securities will be described in the prospectus supplement relating to such series. (Sections 301 and 501)

     A default under other indebtedness of the Company will not be a default under the Indenture, and a default under one series of Debt Securities will not necessarily be a default under another series.

     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding

Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately; and (ii) if an Event of Default described in clause
(d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Sections 502 and 513)

     Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs, unless such default shall have been cured or waived; provided that in the case of a default described in clause (d) above, no such notice shall be given until at least 90 days after such default occurs; and provided further that, except in the case of default in the payment of principal of and any premium or any interest on any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. For the purpose of this paragraph, the term default includes the events specified above without notice or grace periods. (Section 602)

     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series; (b) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default; (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require; (d) the Trustee shall have failed to institute an action for 60 days thereafter; and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series. (Section 507)

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 512) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 601)

     The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company is not in default in the performance and observance of the terms of the Indenture or, if the Company is in default, specifying such default. (Section 1004)

     If any Debt Securities are not denominated in United States dollars, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as described in the Indenture, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency or units based on or related to currencies in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers'

Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 104)

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of the maturity thereof. (Section 101)

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (a) the successor shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (c) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. (Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 802)

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (a) change the maturity of any payment of principal of or any premium or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the currency (or units based on or related to currencies) in which, any Debt Security or any premium or interest thereon is payable, or change the currency (or units based on or related to currencies) in which any Debt Security is denominated, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be); (b) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or (c) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 902)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS AND CERTAIN EVENTS OF
DEFAULT

     Unless otherwise indicated in the Prospectus Supplement, the Company, at its option, either (a) will be discharged from any and all obligations with respect to the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or
(b) will cease to be under any obligation to comply with certain restrictive covenants of the Indenture (as described under

'Covenants' and 'Consolidation, Merger, Sale or Conveyance' and any other limitations applicable to the Debt Securities that are determined pursuant to the Indenture to be subject to the provision described in this paragraph), and certain Events of Default shall cease to be applicable, with respect to any series of Debt Securities, upon the deposit with the Trustee, in trust, of money or the equivalent in non-callable securities, or securities callable at the option of the holder, of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, without reinvestment thereof, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) and premium of, interest on and any repurchase obligations with respect to such series of Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities. To exercise any such option no Event of Default or event which with notice or lapse of time would become an Event of Default with respect to such series of Debt Securities shall have occurred and be continuing. The Company is required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service. (Section 403)

CONCERNING THE TRUSTEE

     The Trustee under the Indenture from time to time has extended, and may continue to extend, credit to the Company and its subsidiaries in the ordinary course of business. The Company currently has a line of credit available from the Trustee.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) through underwriters or dealers; (ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such methods of sale. The Prospectus Supplement sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price or prices, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters or dealers are used in the sale, the Debt Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either by underwriting syndicates represented by one or more managing underwriters or by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement sets forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, have been so incorporated in reliance upon the reports set forth therein of Price Waterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                        VALIDITY OF THE DEBT SECURITIES

     The legality of the Debt Securities offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, counsel to the Company, and for the underwriters or agents, if any, named in the Prospectus Supplement by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York. Winthrop, Stimson, Putnam & Roberts has in the past represented and continues to represent the Company in a variety of matters.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

__________________________________            __________________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------
                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                                              PAGE
                                                                                                                              ----

Description of Debentures..................................................................................................   S-2

Underwriting...............................................................................................................   S-5

                                   PROSPECTUS

Available Information......................................................................................................     2

Documents Incorporated by Reference........................................................................................     2

Bristol-Myers Squibb Company...............................................................................................     3

Ratio of Earnings to Fixed Charges.........................................................................................     3

Use of Proceeds............................................................................................................     4

Description of Debt Securities.............................................................................................     4

Plan of Distribution.......................................................................................................    11

Experts....................................................................................................................    12

Validity of the Debt Securities............................................................................................    12

                                  $300,000,000
                                 BRISTOL-MYERS
                                 SQUIBB COMPANY
                             6.875% DEBENTURES DUE
                                 AUGUST 1, 2097

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                           MORGAN STANLEY DEAN WITTER

__________________________________            __________________________________